UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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3M Company
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[The following letter was sent by 3M Company to certain institutional holders of 3M common stock beginning April 30, 2007.]

April 30, 2007

Dear Stockholder:

I am writing to solicit your support for the position of 3M Company and its Board of Directors on a stockholder proposal on executive compensation to be voted on at the Company’s Annual Meeting scheduled to take place on May 8, 2007.  The proposal, submitted by the United Brotherhood of Carpenters Pension Fund, requests the Company to establish a pay-for-superior-performance standard based on the performance of a peer group for the Company’s senior executive compensation plans.

Institutional Shareholder Services (ISS) recently informed the Company that they will recommend a vote “FOR” this proposal claiming the Company’s “has not sufficiently established a pay-for-superior performance standard in its executive compensation programs.” The Company disagrees with this conclusion for the following reasons:

1.               The Company’s “Performance Unit Plan” provides variable compensation to 3M executives based on the Company’s long-term performance. The amount payable for each performance unit granted in 2006 is linked to the performance criteria of Economic Profit Growth over three years (approximately 60% of the payout) and Sales Growth (approximately 40% of the payout).  “Economic Profit Growth” is the average annual percentage amount by which the economic profit of the Company grows over the three-year measurement period (2006 through 2008 for the performance units granted during 2006). “Sales Growth” is the average annual percentage amount by which the Company’s worldwide organic sales growth (sales growth adjusted for acquisitions, inflation, and currency effects) exceeds worldwide real sales growth as reflected in the Industrial Production Index (“IPI”), as published by the Federal Reserve, during the three-year measurement period. Since the IPI reflects the growth of companies in many of the same markets as 3M, the index provides a good way to compare 3M’s performance to the performance of the competitive marketplace. The amount payable may be anywhere from $0 to $360 per unit, depending on the performance of the Company during the three-year performance period ending on December 31, 2008.

The Compensation Committee approved the following formula for determining the amount payable for these performance units:

Economic Profit Growth	Payout/Unit	Sales Growth Exceeding IPI	Payout/Unit
20% or higher	$216	5%	$144
15%	$144	3%	$96
10%	$72	1%	$48
5%	$12	0%	$8
Below 5%	$0	Below 0%	$0

The above table demonstrates that 3M’s long-term compensation effectively uses a “pay-for-superior performance” standard — the better the performance of the Company based on the performance criteria, the greater the payouts under the long-term incentive plan.

In addition, as disclosed in the Company’s 2007 proxy, starting in 2007 the Compensation Committee changed the mix of the long-term incentive compensation provided to 3M Executives to increase the amount provided through awards under this Performance Unit Plan and decrease the amount provided through stock options.

2.               The equity component of the long-term incentive compensation provided to 3M executives is delivered through the Company’s Management Stock Ownership Program. Currently, the Compensation Committee makes annual grants of stock options under the Program to 3M’s executives. These options have an exercise price equal to the market price of the Company’s common stock on the grant date, and generally expire ten years after the grant date.  These options only have value to the recipients if the price of the Company’s stock appreciates after the options are granted.  A company’s stock price typically appreciates if its sales and earnings growth exceeds such growth of other companies that compete for investor dollars.

3.               Following a comprehensive review of 3M’s short- and long-term incentive compensation plans, the Compensation Committee recently decided to replace the long-standing quarterly profit sharing plan with an annual incentive plan.  The new annual incentive plan will pay short-term incentive compensation based on the performance of the Company as measured by three metrics: organic growth, operating income, and economic profit growth. This new plan is consistent with the principles of pay for superior performance, and future disclosures of the compensation paid to the Company’s senior executives under this plan will enable stockholders to see the relationship between their pay and the Company’s superior performance.

The Board and I believe that 3M’s current performance-based compensation programs and its new annual incentive plan work well and have been and will continue to be a strong contributing factor to the Company’s success over the years, providing real value to its stockholders.   I would welcome the opportunity to discuss the Company’s executive compensation plans with you and encourage you to vote “Against” this proposal.

Sincerely,

/s/   George W. Buckley

George W. Buckley
Chairman of the Board, President and
Chief Executive Officer